Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-266303-02

**PRICING DETAILS** $1.43bn+ Mercedes-Benz Auto Receivables Trust 2023-1 (MBART 2023-1)

Joint Leads: MUFG (struc), BofA, SocGen
Co-Managers: Citi, Santander

Cls	Amt($mm)	WAL	S/F**	P.WIN	E.FIN	L.FIN	Bench	Sprd	Yld%	Cpn%	$Px
A-1*	435.500	0.23	--/--	--	--	--	Retained
A-2	657.500	1.03	AAA/AAA	6-20	09/24	01/26	I-CRV	+54	5.148	5.09	99.99655
A-3	657.500	2.43	AAA/AAA	20-43	08/26	11/27	I-CRV	+61	4.558	4.51	99.98800
A-4	118.600	3.82	AAA/AAA	43-48	01/27	04/29	I-CRV	+72	4.355	4.31	99.97903

* Class A-1 will be retained
** Expected ratings

- Transaction Details -

Ticker : MBART 2023-1
Expected Settle : 01/25/23
First Pay Date : 02/15/23
Expected Ratings : S&P, Fitch
Registration : SEC Registered
ERISA : Yes
Risk Retention : US RR–Yes, EU RR-No
Pxing Speed : 1.30% ABS to 5% Call
Min Denoms : $1k x $1k
Bill & Deliver : MUFG

-Available Information-
Preliminary Prospectus and FWP (attached)
NetRoadshow.com : MBART20231
Intex CDI File (attached)
mitmbart_2023-1 Passcode: X3KX

-CUSIPs-
A-2 58770AAB9
A-3 58770AAC7
A-4 58770AAD5

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-649-6848.